Agreement and Plan of Reorganization


    THIS AGREEMENT AND PLAN OF REORGANIZATION made this __th day of _____________, 199_, by and between the Lehman
Brothers Funds, Inc., a Maryland corporation ("Lehman
Fund"), on behalf of Lehman Selected Growth Stock
Portfolio, a separate series of the Lehman Fund (the "SGS
Portfolio"), and AMT Capital Fund, Inc., a Maryland corporation ("AMT Capital Fund"), on behalf of U.S.
Selected Growth Portfolio, a separate series of the AMT
Capital Fund (the "USG Portfolio").

    	WITNESSETH:

    	WHEREAS, the Lehman Fund and the AMT Capital
Fund are open-end, registered investment companies of the management type;

    	WHEREAS, the Lehman Fund is authorized to issue its shares of common stock, and the AMT Capital Fund is authorized to issue its shares of common stock, in separate series, each of which maintains a separate and distinct portfolio of assets;

    	WHEREAS, the SGS Portfolio is one separate series of the Lehman Fund and the USG Portfolio is one separate series of the AMT Capital Fund, each of which is diversified;

    	WHEREAS, the SGS Portfolio owns securities which are assets of the character in which the USG
Portfolio is permitted to invest;

    	WHEREAS, Lehman Fund wishes to effect a
transfer of all of the assets and liabilities of the SGS
Portfolio to the USG Portfolio;

    	WHEREAS, the Board of Directors of the Lehman
Fund has (a) pursuant to Section 3-105(b) of the Maryland
General Corporation Law of the State of Maryland, declared that the transfer of all of the assets and liabilities of the SGS Portfolio to the USG Portfolio is advisable on substantially the terms and conditions set forth herein and has directed that such proposed transaction be submitted for consideration at either an annual or special meeting of the SGS Portfolio's shareholders, (b) determined that such transaction is in the best interests of the SGS Portfolio and its shareholders, and that the interests of the existing shareholders of the SGS Portfolio would not be diluted as a result of this transaction, and (c) determined that subsequent to the consummation of the transaction, contemplated by this Agreement the SGS Portfolio will cease operations;

    	WHEREAS, the Board of Directors of the AMT
Capital Fund has determined that the transfer of all of the assets and liabilities of the SGS Portfolio to the USG
Portfolio is in the best interest of the USG Portfolio and its shareholders (it being understood that Alan M. Trager is the sole shareholder of the USG Portfolio prior to the consummation of the reorganization); and

    	WHEREAS, the parties hereto
intend to provide for the reorganization of the SGS
Portfolio through the transfer to the USG Portfolio of all of the assets, subject to all of the liabilities, of the SGS Portfolio in exchange for voting shares of common stock, $0.001 par value, of the USG Portfolio (the "USG
Portfolio Class B Shares"), the dissolution of the SGS Portfolio and the distribution to the SGS Portfolio shareholders of such USG Portfolio Shares, all pursuant to the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

    	NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	Plan of Reorganization and Liquidation

    	(a)  the Lehman Fund, on behalf of the SGS
Portfolio, shall transfer to the USG Portfolio at the closing provided for in Section 2 (the "Closing") all of the then existing assets of the SGS Portfolio of every kind and nature. In consideration therefore, the USG Portfolio shall at the Closing (i) assume all of the SGS Portfolio's liabilities then existing, whether absolute, accrued, contingent or otherwise and (ii) deliver to the SGS Portfolio that number of full and fractional USG Portfolio Class B shares equal to the number of full and fractional shares of the SGS Portfolio then outstanding. The number of shares of the SGS
Portfolio issued and outstanding and the number of USG
Portfolio Class B Shares to be issued to the SGS Portfolio shall be determined by TSSG, the fund accounting agent to the SGS
Portfolio, at 4:00 p.m., Eastern Time, on the Closing
Date (as defined in Section 2 herein) after the declaration of any dividends on that date. SSG's determination shall be conclusive and binding on the SGS Portfolio, the USG Portfolio and their respective shareholders.

    	(b)  Upon consummation of the transactions
described in paragraph (a) of this Section 1, the SGS
Portfolio shall distribute in complete liquidation to its shareholders of record as of the Closing Date (on a pro rata basis) the USG Portfolio Class B Shares that were received by the SGS Portfolio. Such distribution and liquidation shall be accomplished by the establishment of an open account on the share records of the USG Portfolio in the name of each shareholder of the SGS Portfolio representing a number of
USG Portfolio Shares equal to the number of shares of the
SGS Portfolio owned of record by the shareholder at the
Closing Date. Certificates for shares of the SGS Portfolio issued prior to the reorganization, if any, shall represent outstanding USG Portfolio Class B Shares following the
reorganization.   In the interest of economy and
convenience, certificates representing the USG Portfolio
Class B Shares will not be physically issued.


    	(c) After the Closing Date, the SGS Portfolio shall not conduct any business except in connection with its liquidation.

	(d)  Any reporting responsibility of the Lehman
Fund including (but not limited to) the responsibility for any periods ending on or before the Closing Date for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the "SEC"), any state securities commission, and any federal, state, or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Lehman Fund.

    	2. Closing and Closing Date. The Closing shall occur at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY, 10017 at 4:00 p.m.,
Eastern Time, on _____________, 1996 or at such later time and date, or at such other location, as the parties may mutually agree (the "Closing Date"). All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided.

    	2.1	Portfolio securities held by the SGS Portfolio
and represented by a certificate or written instrument shall be made available by the Lehman Fund or on its behalf to the custodian of the USG Portfolio for examination no later than five (5) business days preceding the Closing date.
Such portfolio securities (together with any cash or other assets) shall be delivered by the SGS Portfolio to the custodian for the account of the USG Portfolio on or before the Closing Date in conformity with applicable custody provisions under the Investment Company Act of 1940 (the
"1940 Act") and duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. Portfolio securities and instruments deposited with a securities depository shall be delivered by book entry in accordance with customary practices of such depositories and the custodian. All necessary taxes including without limitation all necessary federal and state stock transfer stamps shall have been paid prior to delivery. The cash delivered shall be in the form of a Federal Funds wire, payable to the order of "Investors Bank & Trust Company, Custodian for the AMT Capital Fund: U.S. Selected
Growth Portfolio."

    	3.	Representations and Warranties.

    	3.1 The Lehman Fund represents and warrants to the AMT Capital Fund as follows:

    	(a)  The Lehman Fund is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Maryland and the SGS Portfolio is a series of the Lehman Fund;

    	(b) The Lehman Fund is a registered open-end investment company and its registration with the SEC as an investment company under the 1940 Act and the registration of its shares under the Securities Act of 1933
(the "1933 Act") are in full force and effect

    	(c) The Lehman Fund is not, and the execution, delivery and performance of the Agreement will not result, in a material violation of the Lehman Fund's Articles of Incorporation or By-Laws or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Lehman Fund is a party or by which it is bound;

    (d) The Lehman Fund has no material contracts or other commitments (other than this Agreement) which will be terminated prior to the Closing Date where such termination will result in any liability to the SGS Portfolio not reflected on the SGS Portfolio's balance sheet other than liabilities in the ordinary course of business incurred subsequent to July 31, 1995 or otherwise disclosed to the AMT Capital Fund;

   	(e) No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Lehman Fund or any properties or assets held by it. The Lehman Fund knows of no facts which might form the basis for the institution of any such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

    	(f) The Statement of Assets and Liabilities of the SGS Portfolio at July 31, 1995 has been audited by Ernst & Young LLP and is in accordance with generally accepted accounting principles ("GAAP") consistently applied, and such statement (a copy of which has been furnished to the AMT Capital Fund) presents fairly, in all material respects, the financial position of the SGS Portfolio as of such date in accordance with GAAP, and there are no known contingent liabilities of the SGS Portfolio required to be reflected on the balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

    	(g) Since July 31, 1995, there has not been any material adverse change in the financial condition of the SGS Portfolio assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the SGS Portfolio of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the USG Portfolio;

    	(h) At the Closing Date, to the best of the Lehman Fund's knowledge, all material federal and other tax returns and reports of the SGS Portfolio required by law to have been filed by such date shall have been filed and are or will be correct and, to the best of the Company's knowledge, all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Lehman Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

    	(i) For each taxable year of operation since inception the SGS Portfolio has met the requirement of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has met the diversification requirements under Section
817(h) of the Code and the rules thereunder;

    	(j) No facts have come to the attention of the Lehman Fund which have led the Lehman Fund to conclude that the SGS Portfolio will fail to qualify as a regulated investment company under Subchapter M for the taxable year that includes the Closing Date;

    	(k) All issued and outstanding shares of the SGS Portfolio are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding shares of the SGS Portfolio, will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the transfer agent. The SGS Portfolio does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of the SGS Portfolio, nor is there outstanding any security convertible into any shares of the SGS Portfolio;

    	(l) At the Closing Date, the Lehman Fund will have good and valid title to the SGS Portfolio's assets to be transferred to the USG Portfolio and full right, power, and authority to sell, assign, transfer and deliver such assets hereunder, and upon delivery and payment for such assets, the AMT Capital Fund will acquire good and valid title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to the AMT Capital Fund;

    	(m) The execution, delivery and performance of this Agreement has been duly authorized prior to the Closing
Date by all necessary action on the part of the Lehman
Fund's Board of Directors, and, subject to the approval of the shareholders of the SGS Portfolio, this Agreement constitutes a valid and binding obligation of the Lehman Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent, transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and to general equity principles; and

    	(n) The information to be furnished by the Lehman Fund for use in registration statements or proxy materials or for use in any other document filed or to be filed with any federal, state or local regulatory authority (including the National Association of Securities Dealers, Inc.) which may be necessary in connection with the transaction contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and the laws and regulations thereunder applicable thereto.

    	3.2 The AMT Capital Fund represents and warrants to the Lehman Fund as follows:

    	(a) The AMT Capital Fund is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland and the USG Portfolio is a series of the AMT Capital Fund;

    	(b) The AMT Capital Fund is a registered open-end investment company and its registration with the SEC as an investment company under the 1940 Act, and the registration of its shares under the 1933 Act, are in full force and effect;

    	(c)  The current prospectus and statement of
additional information of the AMT Capital Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

    	(d) At the Closing Date, the AMT Capital Fund will have good and marketable title to its assets;

    	(e)  The AMT Capital Fund is not, and the
execution, delivery and performance of this Agreement will not result, in a material violation of the AMT Capital Fund's Articles of Incorporation or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking to which the AMT Capital Fund is a party or by which it is bound;

    	(f) The information to be furnished by the AMT Capital Fund for use in proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

	(g) AMT Capital Fund has no material contracts or other commitments (other than this Agreement) which will be terminated prior to the Closing Date where such termination will result in any liability to the USG Portfolio other than liabilities in the ordinary course of business incurred subsequent to December
31, 1994 or otherwise disclosed to the Lehman Fund;

	(h) No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the AMT Capital Fund or any such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

	(i) Any and all issued and outstanding shares of the USG
Portfolio are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable. The USG Portfolio does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of the USG Portfolio, nor is there outstanding any security convertible into any shares of the USG Portfolio;

	(j) The execution, delivery and performance of this Agreement have been duly authorized prior to the Closing Date by all necessary action on the part of the AMT Capital Fund's Board of Directors, and this Agreement constitutes a valid and binding obligations of the AMT Capital Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and to general equity principles; and

	(k) At the Closing Date, to the best of the AMT Capital Fund's knowledge, no material federal and other tax returns and reports of the USG Portfolio are or will be required to have been filed.

    	4.  Conditions Precedent.  The obligations
of the Lehman Fund and the AMT Capital Fund to effect the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions:

    	(a) All filings shall have been made with, and all authority and orders shall have been received from, the SEC and state securities commissions as may be necessary in the opinion of Dechert Price & Rhoads, counsel to the USG
Portfolio and Simpson Thacher & Bartlett, counsel to the
SGS Portfolio to permit the parties to carry out the transactions contemplated by this Agreement;

    	(b)  The investment objectives and permitted
investments of the USG Portfolio are substantially the same as those of the SGS Portfolio and the rate of investment management fees and rate of the fees payable pursuant to a Rule 12b-1 plan of distribution for the USG Portfolio shares are identical to those of the SGS Portfolio;

    	(c) The Lehman Fund and the AMT Capital Fund shall have received an opinion of Dechert Price & Rhoads substantially to the effect that, based on the facts, assumptions and representations of the parties, for federal income tax purposes: (i) the transfer to the USG Portfolio of all of the assets of the SGS Portfolio in exchange solely for USG Portfolio Shares and the assumption by the USG Portfolio of the liabilities of the SGS Portfolio, followed by the distribution of such USG Portfolio Shares to the SGS Portfolio shareholders in exchange for the shares of the SGS Portfolio in complete liquidation of the SGS Portfolio, will constitute a "reorganization": within the meaning of
Section 368(a)(1) of the Code, and the USG Portfolio and the SGS Portfolio will each be "a party to a reorganization: within the meaning of the Section 368(b) of the Code; (ii) no gain or loss will be recognized by the SGS Portfolio upon the transfer of all of its assets to the USG Portfolio in exchange solely for USG Portfolio Shares and the assumption by the USG Portfolio of the liabilities of the SGS Portfolio; (iii) the basis of the assets of the SGS Portfolio in the hands of the USG Portfolio will be the same as the basis of such assets in the hands of the SGS Portfolio immediately prior to the transfer; (iv) the holding period of the assets of the SGS Portfolio in the hands of the USG Portion will include the period during which such assets were held by the SGS Portfolio; (v) no gain or loss will be recognized by the USG Portfolio upon the receipt of the assets of the SGS Portfolio in exchange for USG Portfolio Shares and the assumption by the USG Portfolio of the liabilities of the SGS Portfolio; (vi) no gain or loss will be recognized by the shareholders of the SGS Portfolio upon the receipt of USG Portfolio Shares solely in exchange for their shares of the SGS Portfolio as part of the transaction;
(vii) the basis of the USG Portfolio Shares received by the shareholders of the SGS Portfolio will be the same as the basis of the shares of the SGS Portfolio exchanged therefor; and (viii) the holding period of the USG Portfolio Shares received by the shareholders of the SGS Portfolio will include the holding period during which the shares of the SGS Portfolio exchanged therefore were held, provided that at the time of the exchange the shares of the SGS Portfolio were held as capital assets in the hands of the shareholders of the SGS Portfolio;

    	(d) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved by the Board of Directors of the Lehman Fund and by the Board of Directors of the AMT Capital Fund and shall have been recommended for approval to the shareholders of the SGS Portfolio by the Lehman Fund's
Board of Directors;

    	(e) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved by the affirmative vote of holders of the outstanding shares of common stock of the SGS
Portfolio representing at least a majority of all of the outstanding voting securities (as defined in the 1940 Act) of the SGS Portfolio;

    	(f) The AMT Capital Fund, on behalf of the USG Portfolio, shall have entered into an Investment Advisory Agreement with AMT Capital Advisers, Inc. and a
Distribution Agreement with AMT Capital Services, Inc., such Agreements to be in each case substantially similar in form and substance to the respective Agreement in effect at the Closing Date between the Lehman Fund, on behalf of the SGS Portfolio, and LBGAM (in the case of the Investment Advisory Agreement) or Lehman Brothers (in the case of the Distribution Agreement), which Agreements have been approved by the Board of Directors of the AMT Capital Fund and, to the extent required by law, by the members of the Board of Directors who are not "interested persons" of the AMT Capital Fund as defined in the 1940 Act as well as by the shareholders of the USG Portfolio (it being understood that Alan M. Trager as sole shareholder of the USG Portfolio prior to the consummation of the reorganization, will vote for such ratification);

    	(g) AMT Capital Advisers shall have entered into a Sub-Advisory Agreement with Delphi Asset Management, which Agreement has been approved by the Board of Directors of the AMT Capital Fund and, to the extent required by law, by the members of the Board of Directors who are not "interested Persons" of the AMT Capital Fund as defined in the 1940 Act as well as by the shareholders of the USG Portfolio (it being understood that Alan M.
Trager, as sole shareholder of the USG Portfolio prior to the consummation of the reorganization, will vote for such ratification);

	(h) AMT Capital Fund shall have filed with the SEC a Registration Statement Form N-14 complying in all material respects with the requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, and applicable rules and regulations thereunder, relating to a meeting of the shareholders of the SGS Portfolio to be called to consider and act upon the transactions contemplated herein, and such Registration Statement shall have been declared effective. The AMT Capital Fund agrees to provide the AMT Capital Fund with information applicable to the Lehman Fund required under such Acts, rules and regulations for inclusion in the Registration Statement in Form N-14;

    	(i) All securities owned by the SGS Portfolio at the time of the Closing will be owned by the SGS portfolio free and clear of any liens, claims, charges, options and encumbrances, and none of such securities is or, after the reorganization as contemplated hereby, will be subject to any restrictions, legal or contractual, on the disposition thereof, including restrictions as to the public offering or sale thereof under the 1933 Act, as amended, and all such securities are or will be readily marketable (except that certain of such securities may not be readily marketable after such reorganization but only to the extent that they will not cause the USG Portfolio to be in violation of any applicable investment restriction); and

    	(j)  The Lehman Fund, on behalf of the SGS
Portfolio, shall have filed Articles of Transfer with the Maryland Department of Assessments and Taxation in accordance with Section 3-109 of the Maryland General
Corporation Law and such Articles of Transfer shall have been accepted by such agency.

	(k) Susan Hirsch shall have entered into an agreement with Delphi Asset Management, Inc. pursuant to which she will be employed, subject to the closing of the transactions contemplated hereby, as a portfolio manager.

    	5.  Amendment.  This Agreement and Plan
of Reorganization may be amended at any time by the mutual agreement of the Lehman Fund and the AMT Capital Fund, notwithstanding approval thereof by the shareholders of the SGS Portfolio, provided that no amendment shall have a material adverse effect on the interests of the shareholders of the SGS
Portfolio or the USG Portfolio.

    	6.  Termination.  The Lehman
Fund and the AMT Capital Fund may by
mutual consent terminate this Agreement and Plan of Reorganization and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the SGS Portfolio, at any time prior to the Closing, if circumstances should develop that, in their judgment, making proceeding with the Agreement inadvisable.

    	7.  No Broker's or Finder's Fee.  The Lehman
Fund and the AMT Capital Fund each represents that there is no person with whom it has dealt, who by reason of such dealings is entitled to any broker's or finder's or other similar fee or commission arising out of the transactions contemplated by this Agreement and Plan of Reorganization.

    	8. No Survival of Representations, etc. The representations, warranties, covenants and agreements of the parties contained herein shall not survive the Closing
Date, except for the provisions of Section 1(c).

    	9.  Waiver.  The Lehman Fund or the AMT Capital
Fund, after consultation with its counsel and by consent of its Board of Directors, Executive Committee or an officer authorized by such Board of Directors, may waive any condition to its obligations hereunder if in its judgment such waiver will not have a material adverse affect of the interests of its shareholders. If the transactions contemplated by this Agreement and Plan of Reorganization have not been substantially completed by January 31, 1996, the Agreement shall automatically terminate on that date unless a later date is agreed to by both the Lehman Fund and the AMT Capital Fund.

    	10.  Reliance.  All covenants, agreements,
representations and warranties made under this Agreement and Plan of Reorganization shall be deemed to have been material and relied upon by each of the parties notwithstanding any investigation made by such party or on its behalf.

    	11. Notices. All notices required or permitted under this Agreement and Plan of Reorganization shall be given in writing:

    	To the Lehman Fund at:	______________________
				                       	______________________
				                       	______________________

                          	Attn:__________________

To the AMT Capital         AMT Capital Fund, Inc.
Fund at:                   430 Park Avenue
                      					New York, NY _________
                      					Attn:  William E. Vastardis

    	12.  Expenses.  In view of the fact that AMT
Capital Advisers, Inc. will be responsible for effecting the reorganization contemplated hereby primarily for the benefit of the USG Portfolio, expenses of the reorganization, other than the legal expenses of LBGAM, will be borne by AMT Capital Advisers, Inc..

    	13. Miscellaneous Provisions. This Agreement and Plan of Reorganization shall bind and inure to the benefit of the parties and their respective successors and assigns. It shall be governed by and carried out in accordance with the laws of the State of New York.

    	The name "Lehman Brothers Funds, Inc." is the designation of the Directors for the time being under the Articles of Incorporation dated May 5, 1993, and all persons dealing with the Lehman Fund must look solely to the Lehman Fund property for the enforcement of any claim against the Lehman Fund, as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Lehman Fund. No series of the Lehman Fund shall be liable for claims against any other series of the Lehman Fund.

    	The name "AMT Capital Fund, Inc." is the designation of the Directors for the time being under the Articles of Incorporation dated August 3, 1993, and all persons dealing with the AMT Capital Fund must look solely to the AMT Capital Fund property for the enforcement of any claim against the AMT Capital Fund, as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the AMT Capital Fund. No series of the AMT Capital
Fund shall be liable for claims against any other series of the AMT Capital Fund.


    	IN WITNESS WHEREOF, the parties have
hereunto caused this Agreement and Plan of Reorganization to be executed and delivered by their duly authorized officers as of the day and year first written above.


                  					LEHMAN BROTHERS FUNDS, INC. (on behalf
                    			of the Lehman Selected Growth Stock Portfolio)
Attest:  (Seal)

By:______________________     	By:____________________________________

Title:_____________________	 Title:___________________________________


                  				AMT CAPITAL FUND, INC. (on behalf of the
                    		U.S. Selected Growth Portfolio)
Attest:	 (Seal)

By:______________________     	By:____________________________________

Title:_____________________	Title:____________________________________